  SWIFT ENERGY COMPANY
N E W S

COMPANY CONTACT                                                                                                FOR IMMEDIATE RELEASE
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY LAKE WASHINGTON PRODUCTION NOT AFFECTED BY AREA PIPELINE DISRUPTION

HOUSTON, August 8, 2007- Swift Energy Company (NYSE: SFY) reported today in response to investor inquiries that it has not experienced production interruption in its Lake Washington field in Plaquemines Parish, Louisiana, and production remains predominately unaffected by a recent upstream natural gas pipeline incident.  Based upon current information Swift Energy does not expect any material change in this status.  This pipeline event occurred on one of the pipeline systems in the area, which is not utilized by Swift Energy. The curtailment on the effected pipeline system did, however, cause increased line pressure on Swift Energy’s sales outlet at Lake Washington which caused a minor curtailment of approximately 250 barrels of oil equivalent (1%) of total Lake Washington production.  This is expected to improve over the next several days.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas, as well as oil and natural gas reserves in New Zealand.  Over the Company’s 27-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

        16825 Northchase Drive, Suite 400 Houston, Texas 77060

        www.swiftenergy.com